International mining expert Bernard (Barney) Guarnera joins Liberty Star’s Board of Directors

TUCSON, AZ–(October 14, 2019)–Liberty Star Minerals (“Liberty Star” or the “Company”) (OTCPK: LBSR) is pleased to announce that the Board elected Barney Guarnera unanimously today as a Company director until the next shareholder’s meeting for the appointment of directors.

Bernard (Barney) Guarnera, is well known and respected throughout the mining industry. He has over 50 years of experience encompassing six continents and precious metals, ferrous, non-ferrous, base metal, industrial and energy minerals. From 1991 through 2011 he was the president and CEO of the Behre Dolbear Group, taking the company from a single office in New York City to a highly respected international mineral industry advisory firm with offices in North and South America, Europe, Australia, and Asia. Barney remains affiliated with Behre Dolbear as a Director.

Barney is a Certified Mineral Appraiser with the IIMA, Chartered Professional (geology) with AusIMM, Qualified Professional (mineral property valuations, geology and ore reserves) with MMSA, a Registered Professional Engineer (Texas) and a Registered Professional Geologist (Oregon). Barney specializes in assessing the technical and economic viability of mineral projects and properties and the valuation of mineral properties and mining companies. He has participated in billions of dollars of transactions related to the mining industry and acted as principal advisor to the Stock Exchange of Hong Kong regarding the development of its listing rules for mining companies and later an advisor regarding its acquisition of the London Metal Exchange.

Liberty Star CEO Brett Gross comments: “Barney is the perfect addition to Liberty Star as we continue our quest to build the talent base to address all facets of the business. Barney brings exceptional credentials and expertise as a geologist, with additional specialization in economic geology, demonstrated by decades of valuable contributions to mining majors throughout the World. Now we stand to benefit from his focused expert attention on Liberty Star, beginning with our Hay Mountain Project and the enhanced 3D inversion analytics presently underway by Geotech, Ltd. (See Update Sept. 30). In recent discussions in that regard, we now expect Geotech’s work product and report as soon as the week of October 28.”

“Brett I. Gross” Brett I. Gross

CEO/President

Liberty Star Uranium & Metals Corp.

Forward Looking Statements Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2019, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

RISK FACTORS FOR OUR COMPANY ARE SET OUT IN OUR 10-K AND OTHER PERIODIC FILINGS WITH THE SEC ON EDGAR (ref. Liberty Star Uranium & Metals, Corp.).

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Contact:

Liberty Star Minerals

Tracy Myers, IR Rep

520-425-1433

info@lbsr.us